Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of The Progressive Group

ELKHART, IN – March 3, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of The Progressive Group (“Progressive”). Progressive is a distributor and manufacturer’s representative for major name brand electronics operating out of seven locations serving 16 states, primarily in the Midwest and Intermountain regions. Progressive’s main customer base includes small, mid-size and large retailers, distributors, and custom installers primarily serving the auto and home electronics, retail, custom integration, and commercial channels.

Progressive’s 2015 revenues were approximately $23 million and the Company expects the acquisition to be immediately accretive to 2016 net income per share. The net purchase price for Progressive was approximately $11 million.

“The acquisition of Progressive provides the opportunity for Patrick to capitalize on its existing Quest Audio Video electronics platform and nationwide geographic footprint to expand our presence in the electronics distribution market,” said Todd Cleveland, Chief Executive Officer of Patrick. “This acquisition is well-aligned with our strategic initiatives and capital allocation strategy and represents an excellent opportunity to diversify our product offerings into new markets including big box retail and custom home and car audio shops, as well as further positioning us to capitalize on the continued growth and upside potential in the residential housing market.”

David Russell, founder of Progressive, said, “After more than 15 years in business, Progressive’s exceptional team and I are excited to partner with the Patrick organization, which shares our long-term vision to be a premier high-quality distributor and rep firm for the markets we serve.”

“We look forward to working alongside David and the Progressive team whose deep product knowledge, quality customer and supplier relationships, and territorial reach represent an ideal platform to enter new markets, capture market share, and expand through acquisition,” said Andy Nemeth, President of Patrick. “Additionally, the acquisition allows us to expand our product offering with new and innovative major name brand electronics and components for our customers in both the RV and marine markets. Consistent with previous acquisitions, we will support Progressive with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the creative entrepreneurial spirit that has been critical to its success.”

The acquisition of Progressive was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable and inventory. Patrick will continue to operate the business on a stand-alone basis under the Progressive brand name in its existing facilities.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, raw and processed lumber, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

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